UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 6, 2015

Date of report (Date of earliest event reported)

NEW ULM TELECOM, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-3024	41-0440990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 North Minnesota Street

New Ulm, Minnesota 56073

(Address of principal executive offices, including zip code)

(507) 354-4111

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On December 31, 2014, New Ulm Telecom, Inc. (“New Ulm” or the “Company”) entered into an Amended and Restated Master Loan Agreement (“Master Loan Agreement”) with CoBank, ACB (“CoBank”). The Master Loan Agreement refinances and replaces the existing credit facility between CoBank, the Company and the subsidiaries of the Company (“Subsidiaries”). The Company’s subsidiary Hutchinson Telephone Company was a Borrower under the prior credit facility, but the Company is the sole Borrower under the Master Loan Agreement.

Each Subsidiary has guaranteed the Company’s obligations under the Master Loan Agreement, and the Company and the Subsidiaries have entered into a security agreement under which they have pledged all their assets to CoBank to secure their performance obligations.

Promissory Notes

There are two loans under the Master Loan Agreement, a $35.0 million term loan (“Term Loan”) and a $9.0 million revolver loan (“Revolver Loan”). The Term Loan requires quarterly principal payments of $675,000 on the last day of the month of March, June, September and December, beginning March 2015, with the final installment due December 31, 2021. The Company may borrow from time to time under the Revolver Loan, which also matures on December 31, 2021.

Accordion Feature

Under the Master Loan Agreement, the Company has the ability to either increase the amount of the commitment under the Revolver Loan by up to $6.0 million in a single increase, or add an incremental Term Loan of up to $6.0 million. In either event, the Company must be in compliance with all terms of the Master Loan Agreement when it exercises this option.

Interest

Interest under the Term Loan will be determined in one or more of the following:

a.                   One-month London Interbank Offered Rate (“LIBOR), adjusted weekly, plus a Applicable Margin (as defined below);

b.                  A Fixed Rate LIBOR Option Rate, adjusted periodically, plus Applicable Margin; and

c.                   A fixed rate quoted by CoBank for a minimum of 180 days, with fixed increments of $100,000.

The Company may have no more than a maximum of five portions of the Term Loan in fixed rate terms at any time.

Interest on outstanding balances on the Revolver Loan will be based upon the One-Month LIBOR Index Rate, plus the Applicable Margin.

The Applicable Margins under both the Term Loan and the Revolver Loan will be determined under a pricing grid based upon the Company’s Total Leverage Ratio (as defined in the Master Loan Agreement) and will range from a high of 3.5% to 2.0%. Interest will generally be payable quarterly in arrears on the 20th day of the following month.

The Company is required, within 180 days of the closing date, to enter into interest rate protection agreements covering a notional amount equal to at least 40% of the Term Loan, or $14.0 million, with an initial average weighted life of three years from the date of each respective interest rate protection agreement.

Covenants and Restrictions; Dividends

The Master Loan Agreement includes other usual and customary covenants and restrictions for facilities of this nature. The Master Loan Agreement restricts the Company’s ability to pay cash dividends to its shareholders, but it is allowed to pay dividends (a) (i) in an amount up to $2,100,000 in any year and (ii) in any amount if New Ulm’s “Total Leverage Ratio” that is, the ratio of its Indebtedness to EBITDA (in each case as defined in the Master Loan Agreement) is less than 2:50 to 1:00 and (b) in either case if the Company is not in default or potential default under the Master Loan Agreement

CoBank Patronage

The Company has earned and received patronage distributions from CoBank in the past and anticipates it will receive additional patronage distributions from CoBank in the future as long as it maintains a credit facility with CoBank. The Company was allocated and received patronage credits of $521,796 in 2013 and of $435,319 in 2014.

ITEM 9.01    Financial Statements and Exhibits.

(d)       Exhibits

Exhibit Number	Description
10.1	Amended and Restated Master Loan Agreement (MLA No. RX0583), dated as of December 31, 2014 between CoBank, ACB and New Ulm Telecom, Inc.
10.2	Amended and Restated Second Supplement to the Amended and Restated Master Loan Agreement dated as of December 31, 2014 between CoBank, ACB and New Ulm Telecom, Inc.
10.3	Second Amended and Restated Promissory Note (Revolver) in the principal amount of $9.0 Million.
10.4	Amended and Restated Third Supplement to the Amended and Restated Master Loan Agreement between CoBank, ACB and New Ulm Telecom, Inc.
10.5	Second Amended and Restated Promissory Note (Term) in the principal amount of $35.0 Million.
10.6	Amended and Restated Pledge and Security Agreement dated as of December 31, 2014 from (a) New Ulm Telecom, Inc. and (b) the New Ulm Telecom, Inc. Subsidiaries in favor of CoBank, ACB.
10.7	Amended and Restated Continuing Guaranty dated of December 31, 2014 by (a) New Ulm Telecom, Inc. Subsidiaries in favor of CoBank, ACB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Ulm Telecom, Inc.

Date: January 6, 2015	By:	/s/Bill Otis
Bill Otis
President and Chief Executive Officer